UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2014

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.
1-32853	DUKE ENERGY CORPORATION (a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-6200	20-2777218

1-04928	DUKE ENERGY CAROLINAS, LLC (a North Carolina limited liability company) (a North Carolina corporation) 410 South Wilmington Street Raleigh, North Carolina 27601-1748	56-0205520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On June 9, 2014, Duke Energy Carolinas, LLC (the “Company”) entered into a Funding and Participation Agreement (the “Agreement”) with the State of North Carolina, Commonwealth of Virginia and U.S. Department of the Interior (together, the “Trustees”) in connection with the Company’s Dan River Steam Station ash basin release which occurred on February 2, 2014.  The Agreement provides a framework to assess and restore any natural resource damage resulting from the release and the process through which any resulting claims regarding natural resource damages may be resolved.

The Agreement provides for conducting assessments on natural resource damages through data collection and evaluations jointly agreed to by the Trustees and the Company.  The Company also agrees to reimburse the Trustees for reasonable past and future costs incurred by them in connection with the development and review of the agreed-upon assessments. The Agreement also authorizes the Company and the Trustees to prepare draft restoration plans which will be selected by the Trustees for implementation.

The Company is unable to estimate the costs to comply with the Agreement at this time; however, the total costs to the Company to remediate the Dan River Steam Station ash basin release, including costs under this Agreement, are not expected to be material.  Other costs related to the Dan River Steam Station release, including regulatory directives, natural resources damages, pending litigation, future claims or litigation, long-term environmental impact costs, long-term operational changes, and costs associated with new laws and regulations as well as the management of other ash basins cannot be reasonably estimated at this time.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: June 9, 2014	By:	/s/ JULIE S. JANSON
	Name:	Julie S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

DUKE ENERGY CAROLINAS, LLC

Date: June 9, 2014	By:	/s/ JULIE S. JANSON
	Name:	Julie S. Janson
	Title:	Executive Vice President and Chief Legal Officer